Exhibit 99.1

MSCI Reports Financial Results for First Quarter 2017

NEW YORK--(BUSINESS WIRE)--May 4, 2017--MSCI Inc. (NYSE:MSCI), a leading provider of portfolio construction and risk management tools and services for global investors, today announced results for the three months ended March 31, 2017 (“first quarter 2017”).

Financial and Operational Highlights for First Quarter 2017
(Note: Percentage and other changes refer to first quarter 2016 unless otherwise noted.)

  8.0% increase in operating revenues to $301.2 million, up 8.9% to $303.7 million, adjusting for the impact of foreign currency exchange rate fluctuations.
  Strong revenue generation and a 3.0% increase in operating expenses (up 4.8% adjusting for the impact of foreign currency exchange rate fluctuations), drove a 15.4% increase in operating income, which accompanied by the impact of share repurchases and a lower effective tax rate, resulted in a 33.3% and 29.4% increase in diluted EPS and adjusted EPS, respectively.
  13.0% increase in Index revenue driven by a 9.1% increase in recurring subscription revenues and growth of 18.1% in asset-based fees, on a 28.5% increase in average AUM in ETFs linked to MSCI indexes.
  Record quarter-end AUM of $555.7 billion in ETFs linked to MSCI indexes; increase of 26.8% and 15.4% compared to first quarter and fourth quarter 2016, respectively.
  Operating margin increased 280 basis points to 43.4%; adjusted EBITDA margin increased 220 basis points to 50.0%.
  Total Aggregate Retention Rate at 94.7%; Index Aggregate Retention Rate at 96.9%.
  8.6% increase in total Run Rate to $1,207.1 million; asset-based fee Run Rate up 20.8%; subscription Run Rate up 5.9%, up 7.0% on organic basis and excluding the impact of foreign currency exchange rate fluctuations.
  In first quarter 2017 and through April 28, 2017, a total of 1.1 million shares were repurchased at an average price of $82.25 per share for a total value of $88.7 million. A total of $0.8 billion remains on the outstanding share repurchase authorization.

	Three Months Ended
	Mar. 31,	Mar. 31,	Dec. 31,	YoY %
In thousands, except per share data	2017	2016	2016	Change
Operating revenues	$301,207	$278,828	$292,812	8.0%
Operating income	$130,602	$113,141	$126,012	15.4%
Operating margin %	43.4%	40.6%	43.0%

Net income	$72,951	$60,367	$68,250	20.8%

Diluted EPS	$0.80	$0.60	$0.73	33.3%
Adjusted EPS	$0.88	$0.68	$0.81	29.4%

Adjusted EBITDA	$150,691	$133,149	$146,957	13.2%
Adjusted EBITDA margin %	50.0%	47.8%	50.2%

“In the first quarter, we continued to make great strides in further integrating the powerful franchise that we have created and remained focused on providing our clients with mission critical investment decision support tools,” commented Henry A. Fernandez, Chairman and CEO of MSCI.

“While we are still in the early stages of this integration within our client activities, content, and applications and services, our efforts are beginning to show results, as reflected in the strong financial performance we reported this quarter across most metrics. We delivered increases of 33% and 29% in diluted EPS and adjusted EPS, respectively, driven by an 8% increase in revenues, a 3% increase in operating expenses, an 8% decrease in our share count driven by repurchases and a 530 basis point reduction in our effective tax rate, reflecting in part, accounting rule changes,” added Mr. Fernandez.

“We believe that further integration of our client activities, content, and applications and services represent significant opportunities for growth in the quarters and years ahead,” concluded Mr. Fernandez.

First Quarter 2017 Consolidated Results

Revenues: Operating revenues for first quarter 2017 increased $22.4 million, or 8.0%, to $301.2 million, compared to $278.8 million for the three months ended March 31, 2016 (“first quarter 2016”). The $22.4 million increase in revenues was driven by a $12.8 million, or 5.7%, increase in recurring subscriptions (principally as a result of an $8.5 million, or 9.1%, increase in Index recurring subscriptions), an $8.8 million, or 18.1%, increase in asset-based fees (driven primarily by higher revenue from ETFs linked to MSCI indexes), and a $0.8 million, or 16.9%, increase in non-recurring revenues. Adjusting for the impact of foreign currency exchange rate fluctuations, operating revenues (excluding the impact on asset-based fees) would have increased 8.9% in first quarter 2017.

Run Rate: Total Run Rate at March 31, 2017 grew by $95.1 million, or 8.6%, to $1,207.1 million, compared to March 31, 2016. The $95.1 million increase was driven by a $53.6 million, or 5.9%, increase in subscription Run Rate to $966.3 million, and a $41.5 million, or 20.8%, increase in asset-based fee Run Rate to $240.8 million. Adjusting for the impact of foreign currency exchange rate fluctuations and the divestiture of MSCI’s Real Estate occupiers business, which closed on August 1, 2016, subscription Run Rate would have increased 7.0% in first quarter 2017. Recurring subscriptions and asset-based fees at March 31, 2017 represented 80.0% and 20.0% of total Run Rate, respectively. Aggregate Retention Rate of 94.7% was down slightly from 95.1% in the first quarter 2016.

Expenses: Total operating expenses for first quarter 2017 increased $4.9 million, or 3.0%, from first quarter 2016 to $170.6 million, driven by a $2.3 million, or 2.2%, increase in compensation and benefits expenses (primarily higher wages and salaries) and a $2.5 million, or 6.4%, increase in non-compensation expenses (higher information technology, professional fees and marketing costs). From an activities perspective, higher operating expenses were primarily driven by an increase in cost of revenues, as well as an increase in selling and marketing, partially offset by lower general and administrative expenses. Adjusted EBITDA expenses, defined as operating expenses less depreciation and amortization, increased $4.8 million, or 3.3%, from first quarter 2016 to $150.5 million. Adjusting for the impact of foreign currency exchange rate fluctuations, total operating expenses and adjusted EBITDA expenses for first quarter 2017 would have increased 4.8% and 5.3%, respectively, compared to first quarter 2016. Operating margin for first quarter 2017 was 43.4%, compared to 40.6% for first quarter 2016.

Headcount: As of March 31, 2017, there were 2,897 employees, up 5.5% from 2,746 as of March 31, 2016, and up 1.2% from 2,862 at the end of fourth quarter 2016. As of March 31, 2017, a total of 44% and 56% of employees were located in developed market and emerging market centers, respectively, compared to 47% in developed market centers and 53% in emerging market centers as of March 31, 2016.

Amortization and Depreciation Expenses: Amortization and depreciation expenses increased $0.1 million, or 0.4%, for first quarter 2017, compared to the same period of the prior year, driven by a $0.7 million, or 8.2%, increase in depreciation expense, partially offset by lower amortization expense which declined $0.6 million, or 5.0%.

Other Expense (Income), Net: Other expense (income), net increased $6.6 million, or 29.6%, for first quarter 2017, compared to first quarter 2016. The increase was driven by higher interest expense resulting from the August 2016 private offering of $500.0 million aggregate principal amount of 4.75% senior notes due 2026 (the “4.75% senior notes”).

Tax Rate: The effective tax rate was 28.2% for first quarter 2017, compared to 33.5% for first quarter 2016. The lower effective tax rate compared to first quarter 2016 was driven by the positive impact of stock-based compensation excess tax benefits (the “windfall benefit”), the ongoing efforts to better align our tax profile with our global operating footprint and other discrete items. The positive impact of the windfall benefit totaled $3.1 million in the quarter and reflects a required accounting change to income tax expense, effective in first quarter 2017 on a prospective basis. Previously, such discrete tax benefits were recorded directly to the Company’s Consolidated Statement of Financial Condition and did not impact the “provision for income taxes” on the Company’s Consolidated Statement of Income. The impact of this accounting change will be most significant in the first quarter of each year when most stock-based compensation awards traditionally vest.

Net Income: Net income increased 20.8% to $73.0 million, from $60.4 million in first quarter 2016.

Adjusted EBITDA: Adjusted EBITDA, defined as net income before provision for income taxes, other expense (income), net, depreciation and amortization, was $150.7 million in first quarter 2017, up $17.5 million, or 13.2%, from first quarter 2016. Adjusted EBITDA margin in first quarter 2017 was 50.0%, compared to 47.8% in first quarter 2016.

Cash Balances & Outstanding Debt: Total cash and cash equivalents as of March 31, 2017 was $697.0 million, of which $249.5 million was held outside of the United States. MSCI seeks to maintain minimum cash balances in the United States of approximately $125.0 million to $150.0 million for general operating purposes. Total outstanding debt as of March 31, 2017 was $2,100.0 million, which excludes deferred financing fees of $24.1 million. Net debt, defined as total outstanding debt less cash and cash equivalents, was $1,403.0 million at March 31, 2017. The total debt to operating income ratio (based on trailing twelve months operating income) was 4.2x. The total debt to adjusted EBITDA ratio (based on trailing twelve months adjusted EBITDA) was 3.6x, which is higher than the stated MSCI financial policy of maintaining gross leverage within the range of 3.0x to 3.5x. The increase in gross leverage above the stated range was due to the August 2016 private offering of the 4.75% senior notes. MSCI’s intention is to return to within the stated range.

Cash Flow & Capex: Net cash provided by operating activities was $37.0 million in first quarter 2017, compared to $36.9 million in first quarter 2016 and $138.9 million in fourth quarter 2016. Capex for first quarter 2017 was $9.6 million, compared to $5.5 million in first quarter 2016 and $10.5 million in fourth quarter 2016. Free cash flow was $27.4 million in first quarter 2017, compared to $31.4 million in first quarter 2016 and $128.3 million in fourth quarter 2016. The decline in net cash provided by operating activities and free cash flow, compared to fourth quarter 2016 was driven by higher cash expenses (primarily the impact of the annual cash incentive paid in the first quarter) and higher scheduled interest payments, partially offset by lower income tax payments and higher collections. Both the year-over-year and quarter-over-quarter comparisons for both net cash provided by operating activities and free cash flow were impacted by approximately $20 million in customer collections in fourth quarter 2016 that would normally have been collected in first quarter 2017.

Share Count & Capital Return: The weighted average diluted shares outstanding in first quarter 2017 declined 8.4% to 91.6 million, compared to 100.0 million in first quarter 2016. The lower share count, driven by buybacks under the share repurchase program, increased diluted and adjusted earnings per share by $0.07 each, in first quarter 2017, compared to first quarter 2016. In first quarter 2017 and through April 28, 2017, MSCI repurchased 1.1 million shares at an average price of $82.25 per share for a total value of $88.7 million. A total of $0.8 billion remains on the outstanding share repurchase authorization as of April 28, 2017. Total shares outstanding as of March 31, 2017 was 90.5 million.

On May 2, 2017, the Board of Directors of MSCI declared a cash dividend of $0.28 per share for second quarter 2017. The second quarter 2017 dividend is payable on May 31, 2017 to shareholders of record as of the close of trading on May 19, 2017.

Table 1: First Quarter 2017 Results by Segment (unaudited)

	Index			Analytics			All Other
			Adjusted			Adjusted			Adjusted
	Operating	Adjusted	EBITDA	Operating	Adjusted	EBITDA	Operating	Adjusted	EBITDA
In thousands	Revenues	EBITDA	Margin	Revenues	EBITDA	Margin	Revenues	EBITDA	Margin
Q1'17	$163,435	$115,637	70.8%	$112,420	$29,536	26.3%	$25,352	$5,518	21.8%
Q1'16	$144,613	$100,049	69.2%	$110,263	$30,360	27.5%	$23,952	$2,740	11.4%
% change	13.0%	15.6%		2.0%	(2.7%)		5.8%	101.4%

Q4'16	$159,070	$113,161	71.1%	$114,406	$33,344	29.1%	$19,336	$452	2.3%
% change	2.7%	2.2%		(1.7%)	(11.4%)		31.1%	n/m

n/m: not meaningful.

Index Segment: Operating revenues for first quarter 2017 increased $18.8 million, or 13.0%, to $163.4 million, compared to $144.6 million for first quarter 2016. The $18.8 million increase was driven by an $8.8 million, or 18.1%, increase in asset-based fees, an $8.5 million, or 9.1%, increase in recurring subscriptions, and a $1.5 million, or 65.2%, increase in non-recurring revenues. The $8.5 million increase in recurring subscriptions was driven by strong growth in core products, growth in newer products, including factor, thematic and custom index products, as well as higher usage fees. The impact from foreign currency exchange rate fluctuations on Index revenues (excluding the impact on asset-based fees) in first quarter 2017 was not significant.

The $8.8 million increase in asset-based fees was driven by several items, including a $6.8 million, or 20.5%, increase in revenue from ETFs linked to MSCI indexes, resulting from a 28.5% increase in average AUM, partially offset by the impact of a change in the product mix as a result of our differentiated licensing strategy, as well as a $1.7 million, or 12.9%, increase in revenue from non-ETF passive funds. In addition, revenues from futures and options contracts based on MSCI indexes grew $0.3 million, or 12.4%, driven by a 22.8% increase in total trading volumes. The adjusted EBITDA margin for Index was 70.8% for first quarter 2017, compared to 69.2% for first quarter 2016.

Index Run Rate at March 31, 2017 grew by $80.6 million, or 14.0%, to $658.6 million, compared to March 31, 2016. The $80.6 million increase was driven by a $41.5 million, or 20.8%, increase in asset-based fee Run Rate, and a $39.1 million, or 10.3%, increase in subscription Run Rate. The 10.3% increase in Index subscription Run Rate was driven by an increase in core products, growth in newer products, including factor, thematic and custom index products, and higher usage fees. There was a negligible impact from foreign currency exchange rate fluctuations on Index recurring subscription Run Rate in first quarter 2017.

Analytics Segment: Operating revenues for first quarter 2017 increased $2.2 million, or 2.0%, to $112.4 million, compared to $110.3 million in first quarter 2016. The increase was primarily driven by higher revenues from equity models, which was the result of the increasing use of factors by clients to explain performance. Adjusting for the impact of foreign currency exchange rate fluctuations, Analytics operating revenues would have increased 3.3%. The adjusted EBITDA margin for Analytics was 26.3% for first quarter 2017, compared to 27.5% for first quarter 2016.

Analytics Run Rate at March 31, 2017 grew by $10.2 million, or 2.3%, to $457.2 million, compared to March 31, 2016, primarily driven by growth in sales of equity models. Adjusting for the impact of foreign currency exchange rate fluctuations, Analytics Run Rate at March 31, 2017 would have increased 3.1% compared to March 31, 2016.

All Other Segment: Operating revenues for first quarter 2017 increased $1.4 million, or 5.8%, to $25.4 million, compared to $24.0 million in first quarter 2016. The increase in All Other revenues compared to the prior year quarter was driven by a $1.8 million, or 17.0%, increase in ESG revenues to $12.6 million, partially offset by a $0.4 million, or 3.2%, decrease in Real Estate revenues to $12.8 million. The increase in ESG revenues was driven by higher ESG Ratings product revenues and the decrease in Real Estate revenues was driven by the inclusion of the Real Estate occupiers business in the prior period and the negative impact of foreign currency exchange rate fluctuations which more than offset an increase in Real Estate Market Information product revenues. Adjusting for the impact of foreign currency exchange rate fluctuations and the divestiture of the Real Estate occupiers business, first quarter 2017 Real Estate revenues would have increased 7.6% and All Other operating revenues would have increased 11.9%. The adjusted EBITDA margin for All Other was 21.8% for first quarter 2017, compared to 11.4% in first quarter 2016. The significant increase in All Other adjusted EBITDA margin was driven by higher ESG revenue and lower Real Estate costs as a result of the ongoing reorganization of the Real Estate product line.

All Other Run Rate at March 31, 2017 grew by $4.2 million, or 4.9%, to $91.2 million, compared to March 31, 2016. The $4.2 million increase was primarily driven by an $8.6 million, or 20.1%, increase in ESG Run Rate to $51.6 million, partially offset by a $4.4 million, or 9.9%, decrease in Real Estate Run Rate to $39.7 million. The increase in ESG Run Rate was primarily driven by higher sales of the ESG Ratings product. Adjusting for the impact of foreign currency exchange rate fluctuations and the divestiture of the Real Estate occupiers business, Real Estate and All Other Run Rate at March 31, 2017 would have increased 2.8% and 12.8%, respectively, compared to March 31, 2016.

Full-Year 2017 Guidance

MSCI’s guidance for full-year 2017 remains as follows:

  Total operating expenses are expected to be in the range of $690 million to $705 million and adjusted EBITDA expenses are expected to be in the range of $605 million to $620 million.
  Interest expense, including the amortization of financing fees, is expected to be approximately $116 million, assuming no additional financings.
  Capex is expected to be in the range of $40 million to $50 million.
  Net cash provided by operating activities and free cash flow is expected to be in the range of $360 million to $410 million and $310 million to $370 million, respectively.
  The effective tax rate is expected to be in the range of 31.5% to 32.5%, inclusive of the accounting change related to the windfall benefit described above.

Conference Call Information

MSCI's senior management will review first quarter 2017 results on Thursday, May 4, 2017 at 11:00 AM Eastern Time. To listen to the live event, visit the events and presentations section of MSCI's investor relations homepage, http://ir.msci.com/events.cfm, or dial 1-877-312-9206 within the United States. International callers dial 1-408-774-4001. This earnings release and the related investor presentation used during the conference call will be made available on MSCI's investor relations homepage.

An audio recording of the conference call will be available on our investor relations website, http://ir.msci.com/events.cfm, beginning approximately two hours after the conclusion of the live event. Through May 6, 2017, the recording will also be available by dialing 1-800-585-8367 passcode: 99719972 within the United States or 1-404-537-3406 passcode: 99719972 for international callers. A replay of the conference call will be archived in the events and presentations section of MSCI's investor relations website for 12 months after the call.

-Ends-

About MSCI

For more than 45 years, MSCI's research-based indexes and analytics have helped the world’s leading investors build and manage better portfolios. Clients rely on our offerings for deeper insights into the drivers of performance and risk in their portfolios, broad asset class coverage and innovative research.

Our line of products and services includes indexes, analytical models, data, real estate benchmarks and ESG research.

MSCI serves 97 of the top 100 largest money managers, according to the most recent P&I ranking.

For more information, visit us at www.msci.com. MSCI#IR

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, our full-year 2017 guidance. These forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect our actual results, levels of activity, performance or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the Securities and Exchange Commission (“SEC”) on February 24, 2017 and in quarterly reports on Form 10-Q and current reports on Form 8-K filed or furnished with the SEC. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Any forward-looking statement in this earnings release reflects MSCI’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to MSCI’s operations, results of operations, growth strategy and liquidity. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.

Website and Social Media Disclosure

MSCI uses its website and corporate Twitter account (@MSCI_Inc) as channels of distribution of company information. The information we post through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following our press releases, SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about MSCI when you enroll your email address by visiting the “Email Alerts Subscription” section of MSCI’s Investor Relations homepage at http://ir.msci.com/alerts.cfm. The contents of MSCI’s website and social media channels are not, however, incorporated by reference into this earnings release.

Notes Regarding the Use of Operating Metrics

MSCI has presented supplemental key operating metrics as part of this earnings release, including Run Rate, subscription sales and cancellations, non-recurring sales and Aggregate Retention Rate.

The Aggregate Retention Rate for a period is calculated by annualizing the cancellations for which we have received a notice of termination or for which we believe there is an intention not to renew during the period, and we believe that such notice or intention evidences the client’s final decision to terminate or not renew the applicable agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Aggregate Retention Rate for the period. The Aggregate Retention Rate is computed on a product-by-product basis. Therefore, if a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction.

The Run Rate at a particular point in time primarily represents the forward-looking revenues for the next 12 months from then-current subscriptions and investment product licenses we provide to our clients under renewable contracts or agreements assuming all contracts or agreements that come up for renewal are renewed and assuming then-current currency exchange rates. For any license where fees are linked to an investment product’s assets or trading volume, the Run Rate calculation reflects, for ETFs, the market value on the last trading day of the period, for futures and options, the most recent quarterly volumes and for non-ETF funds, the most recent client reported assets under such license or subscription. The Run Rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we remove from the Run Rate the fees associated with any subscription or investment product license agreement with respect to which we have received a notice of termination or non-renewal during the period and determined that such notice evidences the client’s final decision to terminate or not renew the applicable subscription or agreement, even though such notice is not effective until a later date.

Organic subscription Run Rate or revenue growth ex FX is defined as the period over period Run Rate or revenue growth, excluding the impact of changes in foreign currency and the first year impact of any acquisitions. It is also adjusted for divestitures. Changes in foreign currency are calculated by applying the end of period currency exchange rate from the comparable prior period to current period foreign currency denominated Run Rate or revenue. This metric also excludes the impact on the growth in subscription Run Rate or revenue of the acquisitions of IPD, InvestorForce, and GMI for their respective first year of operations as part of MSCI, as well as the divestiture of MSCI’s Real Estate occupiers benchmarking business which closed on August 1, 2016.

Notes Regarding the Use of Non-GAAP Financial Measures

MSCI has presented supplemental non-GAAP financial measures as part of this earnings release. Reconciliations are provided in Tables 9 – 12 below that reconcile each non-GAAP financial measure with the most comparable GAAP measure. The non-GAAP financial measures presented in this earnings release should not be considered as alternative measures for the most directly comparable GAAP financial measures. The non-GAAP financial measures presented in this earnings release are used by management to monitor the financial performance of the business, inform business decision-making and forecast future results.

“Adjusted EBITDA” is defined as net income before provision for income taxes, other expense (income), net, depreciation and amortization of property, equipment and leasehold improvements, amortization of intangible assets and, at times, certain other transactions or adjustments.

“Adjusted EBITDA expenses” is defined as operating expenses less depreciation and amortization of property, equipment and leasehold improvements and amortization of intangible assets.

“Adjusted net income” and “adjusted EPS” are defined as net income and diluted EPS, respectively, before the after-tax impact of the amortization of acquired intangible assets and, at times, certain other transactions or adjustments. For periods prior to first quarter 2017, the amortization associated with capitalized software development costs was included as an adjustment to adjusted net income and adjusted EPS as it was not material.

“Capex” is defined as capital expenditures plus capitalized software development costs.

“Free cash flow” is defined as net cash provided by operating activities, less Capex.

We believe adjusted EBITDA and adjusted EBITDA expenses are meaningful measures of the operating performance of MSCI because they adjust for significant one-time, unusual or non-recurring items as well as eliminate the accounting effects of capital spending and acquisitions that do not directly affect what management considers to be our core operating performance in the period.

We believe adjusted net income and adjusted EPS are meaningful measures of the performance of MSCI because they adjust for the after-tax impact of significant one-time, unusual or non-recurring items as well as eliminate the accounting effects of acquisitions that do not directly affect what management considers to be our core performance in the period.

We believe that free cash flow is useful to investors because it relates the operating cash flow of MSCI to the capital that is spent to continue and improve business operations, such as investment in MSCI’s existing products. Further, free cash flow indicates our ability to strengthen MSCI’s balance sheet, repay our debt obligations, pay cash dividends and repurchase shares of our common stock.

We believe that the non-GAAP financial measures presented in this earnings release facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

Adjusted EBITDA expenses, adjusted EBITDA, adjusted net income, adjusted EPS and free cash flow are not defined in the same manner by all companies and may not be comparable to similarly-titled non-GAAP financial measures of other companies.

Notes Regarding Adjusting for the Impact of Foreign Currency Exchange Rate Fluctuations

Foreign currency exchange rate fluctuations are calculated to be the difference between the current period results as reported compared to the current period results recalculated using the foreign currency exchange rates in effect for the comparable prior period.

Table 2: Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,	Dec. 31,	YoY %
In thousands, except per share data	2017	2016	2016	Change
Operating revenues	$301,207	$278,828	$292,812	8.0%
Operating expenses:
Cost of revenues	67,521	63,172	63,819	6.9%
Selling and marketing	43,014	41,689	41,609	3.2%
Research and development	18,977	18,928	18,960	0.3%
General and administrative	21,004	21,890	21,467	(4.0%)
Amortization of intangible assets	11,251	11,840	11,498	(5.0%)
Depreciation and amortization of property,
equipment and leasehold improvements	8,838	8,168	9,447	8.2%
Total operating expenses(1)	170,605	165,687	166,800	3.0%

Operating income	130,602	113,141	126,012	15.4%

Interest income	(932)	(621)	(901)	50.1%
Interest expense	29,024	22,904	29,039	26.7%
Other expense (income)	885	81	779	992.6%
Other expenses (income), net	28,977	22,364	28,917	29.6%

Income before provision for income taxes	101,625	90,777	97,095	12.0%

Provision for income taxes	28,674	30,410	28,845	(5.7%)
Net income	$72,951	$60,367	$68,250	20.8%

Earnings per basic common share	$0.80	$0.61	$0.73	31.1%

Earnings per diluted common share	$0.80	$0.60	$0.73	33.3%

Weighted average shares outstanding used
in computing earnings per share:

Basic	90,708	99,425	93,327	(8.8%)
Diluted	91,624	99,998	93,845	(8.4%)
(1)	Includes stock-based compensation expense of $9.6 million, $7.2 million and $8.5 million for the three months ended Mar. 31, 2017, Mar. 31, 2016 and Dec. 31, 2016, respectively.

Table 3: Selected Balance Sheet Items (unaudited)

	As of
	Mar. 31,	Dec. 31,
In thousands	2017	2016
Cash and cash equivalents	$696,972	$791,834
Accounts receivable, net of allowances	$262,289	$221,504

Deferred revenue	$378,422	$334,358
Long-term debt(1)	$2,075,924	$2,075,201
(1)	Consists of gross long-term debt, net of deferred financing fees. Gross long-term debt at both Mar. 31, 2017 and Dec. 31, 2016 was $2.1 billion.

Table 4: Selected Cash Flow Items (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,	Dec. 31,	YoY %
In thousands	2017	2016(1)	2016(1)	Change
Cash provided by operating activities	$37,015	$36,887	$138,853	0.3%
Cash used in investing activities	(9,629)	(5,520)	(10,535)	74.4%
Cash used in financing activities	(125,226)	(366,166)	(301,141)	(65.8%)
Effect of exchange rate changes	2,978	2,107	(9,405)	41.3%
Net increase (decrease) in cash and cash equivalents	$(94,862)	$(332,692)	$(182,228)	(71.5%)

(1)	Excess tax benefits related to share-based compensation are now included in operating cash flows rather than financing cash flows in accordance with the adoption of recent accounting guidance. This change has been applied retrospectively and resulted in increases of $3.9 million and $1.1 million in net cash provided by operating activities for first quarter 2016 and fourth quarter 2016, respectively, with a matching decrease in net cash used in financing activities in those same periods.

Table 5: Operating Results by Segment and Revenue Type (unaudited)

Index	Three Months Ended
	Mar. 31,	Mar. 31,	Dec. 31,	YoY %
In thousands	2017	2016	2016	Change
Operating revenues:
Recurring subscriptions	$102,178	$93,645	$99,939	9.1%
Asset-based fees	57,508	48,699	55,774	18.1%
Non-recurring	3,749	2,269	3,357	65.2%
Total operating revenues	163,435	144,613	159,070	13.0%
Adjusted EBITDA expenses	47,798	44,564	45,909	7.3%
Adjusted EBITDA	$115,637	$100,049	$113,161	15.6%
Adjusted EBITDA margin %	70.8%	69.2%	71.1%

Analytics	Three Months Ended
	Mar. 31,	Mar. 31,	Dec. 31,	YoY %
In thousands	2017	2016	2016	Change
Operating revenues:
Recurring subscriptions	$111,269	$108,630	$111,228	2.4%
Non-recurring	1,151	1,633	3,178	(29.5%)
Total operating revenues	112,420	110,263	114,406	2.0%
Adjusted EBITDA expenses	82,884	79,903	81,062	3.7%
Adjusted EBITDA	$29,536	$30,360	$33,344	(2.7%)
Adjusted EBITDA margin %	26.3%	27.5%	29.1%

All Other	Three Months Ended
	Mar. 31,	Mar. 31,	Dec. 31,	YoY %
In thousands	2017	2016	2016	Change
Operating revenues:
Recurring subscriptions	$24,652	$23,063	$17,924	6.9%
Non-recurring	700	889	1,412	(21.3%)
Total operating revenues	25,352	23,952	19,336	5.8%
Adjusted EBITDA expenses	19,834	21,212	18,884	(6.5%)
Adjusted EBITDA	$5,518	$2,740	$452	101.4%
Adjusted EBITDA margin %	21.8%	11.4%	2.3%

Consolidated	Three Months Ended
	Mar. 31,	Mar. 31,	Dec. 31,	YoY %
In thousands	2017	2016	2016	Change
Operating revenues:
Recurring subscriptions	$238,099	$225,338	$229,091	5.7%
Asset-based fees	57,508	48,699	55,774	18.1%
Non-recurring	5,600	4,791	7,947	16.9%
Operating revenues total	301,207	278,828	292,812	8.0%
Adjusted EBITDA expenses	150,516	145,679	145,855	3.3%
Adjusted EBITDA	$150,691	$133,149	$146,957	13.2%
Adjusted EBITDA margin %	50.0%	47.8%	50.2%
Operating margin %	43.4%	40.6%	43.0%

Table 6: Sales and Aggregate Retention Rate by Segment (unaudited)

	Three Months Ended
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
In thousands	2017	2016	2016	2016	2016
Index
New recurring subscription sales	$14,193	$17,220	$11,758	$13,139	$13,162
Subscription cancellations	(3,165)	(6,071)	(3,840)	(4,096)	(3,410)
Net new recurring subscription sales	$11,028	$11,149	$7,918	$9,043	$9,752
Non-recurring sales	$4,374	$3,461	$5,468	$5,379	$3,542
Total gross sales(1)	$18,567	$20,681	$17,226	$18,518	$16,704
Total Index net sales	$15,402	$14,610	$13,386	$14,422	$13,294

Index Aggregate Retention Rate(2)	96.9%	93.4%	95.8%	95.6%	96.3%

Analytics
New recurring subscription sales	$11,874	$18,617	$13,131	$11,149	$12,358
Subscription cancellations	(7,611)	(13,749)	(10,530)	(9,015)	(5,911)
Net new recurring subscription sales	$4,263	$4,868	$2,601	$2,134	$6,447
Non-recurring sales	$2,163	$3,215	$2,330	$1,429	$1,856
Total gross sales(1)	$14,037	$21,832	$15,461	$12,578	$14,214
Total Analytics net sales	$6,426	$8,083	$4,931	$3,563	$8,303

Analytics Aggregate Retention Rate(2)	93.3%	87.4%	90.4%	91.7%	94.6%

All Other
New recurring subscription sales	$4,121	$6,364	$3,877	$4,481	$5,256
Subscription cancellations	(1,683)	(2,526)	(1,903)	(2,243)	(1,616)
Net new recurring subscription sales	$2,438	$3,838	$1,974	$2,238	$3,640
Non-recurring sales	$609	$1,139	$774	$1,132	$1,202
Total gross sales(1)	$4,730	$7,503	$4,651	$5,613	$6,458
Total All Other net sales	$3,047	$4,977	$2,748	$3,370	$4,842

All Other Aggregate Retention Rate(2)	92.4%	87.8%	90.8%	89.2%	92.2%

Consolidated
New recurring subscription sales	$30,188	$42,201	$28,766	$28,769	$30,776
Subscription cancellations	(12,459)	(22,346)	(16,273)	(15,354)	(10,937)
Net new recurring subscription sales	$17,729	$19,855	$12,493	$13,415	$19,839
Non-recurring sales	$7,146	$7,815	$8,572	$7,940	$6,600
Total gross sales(1)	$37,334	$50,016	$37,338	$36,709	$37,376
Total net sales	$24,875	$27,670	$21,065	$21,355	$26,439

Total Aggregate Retention Rate(2)	94.7%	89.9%	92.7%	93.1%	95.1%

(1)	Total gross sales equal recurring subscription sales plus non-recurring sales.
(2)	See "Notes Regarding the Use of Operating Metrics" for details regarding the definition of Aggregate Retention Rate.

Table 7: ETF Assets Linked to MSCI Indexes (unaudited)(1)

	Three Months Ended
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
In billions	2017	2016	2016	2016	2016
Beginning Period AUM in ETFs linked to
MSCI indexes	$481.4	$474.9	$439.7	$438.3	$433.4
Market Appreciation/(Depreciation)	35.8	(8.7)	23.7	(2.5)	(1.7)
Cash Inflows	38.5	15.2	11.5	3.9	6.6
Period-End AUM in ETFs linked to
MSCI indexes	$555.7	$481.4	$474.9	$439.7	$438.3

Period Average AUM in ETFs linked to
MSCI indexes	$524.1	$471.1	$467.3	$438.8	$407.9

Avg. Basis Point Fee(2)	3.08	3.10	3.11	3.12	3.24

Source: Bloomberg and MSCI
(1)	ETF assets under management calculation methodology is ETF net asset value multiplied by shares outstanding.
(2)	Based on period-end Run Rate for ETF’s linked to MSCI indexes using period-end AUM.
AUM: Assets under management.

Table 8: Run Rate by Segment and Type (unaudited)(1)

	As of
	Mar. 31,	Mar. 31,	Dec. 31,	YoY %
In thousands	2017	2016	2016	Change
Index
Recurring subscriptions	$417,765	$378,622	$406,729	10.3%
Asset-based fees	240,834	199,330	216,982	20.8%
Index Run Rate	658,599	577,952	623,711	14.0%

Analytics Run Rate	457,249	447,024	451,533	2.3%

All Other Run Rate	91,239	86,990	88,074	4.9%

Total Run Rate	$1,207,087	$1,111,966	$1,163,318	8.6%

Total recurring subscriptions	$966,253	$912,636	$946,336	5.9%
Total asset-based fees	240,834	199,330	216,982	20.8%
Total Run Rate	$1,207,087	$1,111,966	$1,163,318	8.6%

(1)	See "Notes Regarding the Use of Operating Metrics" for details regarding the definition of Run Rate.

Table 9: Reconciliation of Adjusted EBITDA to Net Income (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,	Dec. 31,
In thousands	2017	2016	2016
Index adjusted EBITDA	$115,637	$100,049	$113,161
Analytics adjusted EBITDA	29,536	30,360	33,344
All Other adjusted EBITDA	5,518	2,740	452
Consolidated adjusted EBITDA	150,691	133,149	146,957
Amortization of intangible assets	11,251	11,840	11,498
Depreciation and amortization of property,
equipment and leasehold improvements	8,838	8,168	9,447
Operating income	130,602	113,141	126,012
Other expense (income), net	28,977	22,364	28,917
Provision for income taxes	28,674	30,410	28,845
Net income	$72,951	$60,367	$68,250

Table 10: Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,	Dec. 31,
In thousands, except per share data	2017	2016	2016
Net income	$72,951	$60,367	$68,250
Plus: Amortization of acquired intangible assets	10,530	11,840	11,498
Less: Income tax effect	(2,972)	(3,966)	(3,403)
Adjusted net income	$80,509	$68,241	$76,345

Diluted EPS	$0.80	$0.60	$0.73
Plus: Amortization of acquired intangible assets	0.11	0.12	0.12
Less: Income tax effect	(0.03)	(0.04)	(0.04)
Adjusted EPS	$0.88	$0.68	$0.81

Table 11: Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)

	Three Months Ended			Full-Year
	Mar. 31,	Mar. 31,	Dec. 31,	2017
In thousands	2017	2016	2016	Outlook(1)
Index adjusted EBITDA expenses	$47,798	$44,564	$45,909
Analytics adjusted EBITDA expenses	82,884	79,903	81,062
All Other adjusted EBITDA expenses	19,834	21,212	18,884
Consolidated adjusted EBITDA expenses	150,516	145,679	145,855	$605,000 - $620,000
Amortization of intangible assets	11,251	11,840	11,498
Depreciation and amortization of property,				85,000
equipment and leasehold improvements	8,838	8,168	9,447
Total operating expenses	$170,605	$165,687	$166,800	$690,000 - $705,000

(1) We have not provided a line-item reconciliation for adjusted EBITDA expenses to total operating expenses for this future period because we do not provide guidance on the individual reconciling items between total operating expenses and adjusted EBITDA expenses.

Table 12: Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities (unaudited)

	Three Months Ended			Full-Year
	Mar. 31,	Mar. 31,	Dec. 31,	2017
In thousands	2017	2016	2016	Outlook(1)
Net cash provided by operating activities	$37,015	$36,887	$138,853	$360,000 - $410,000
Capital expenditures	(7,322)	(3,135)	(8,140)
Capitalized software development costs	(2,307)	(2,325)	(2,395)
Capex	(9,629)	(5,460)	(10,535)	(50,000 - 40,000)
Free cash flow	$27,386	$31,427	$128,318	$310,000 - $370,000

(1) We have not provided a line-item reconciliation for free cash flow to net cash from operating activities for this future period because we do not provide guidance on the individual reconciling items between net cash from operating activities and free cash flow.

CONTACT:
MSCI Inc.
Investors
New York
Stephen Davidson, + 1 212-981-1090
stephen.davidson@msci.com
or
Media
Kristin Meza, + 1 212-804-5330
kristin.meza@msci.com